CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
HeartCore Enterprises, Inc.

HeartCore Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the corporation is HeartCore Enterprises, Inc.

2. The date of filing of the original Certificate of Incorporation of the Corporation (the "Certificate") with the Secretary of State of the State of Delaware is May 18, 2021.

3. A Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on June 30, 2025.

4. This Certificate of Amendment to Certificate of Incorporation (this "Certificate of Amendment") amends the Certificate, and a new Section 4(a)(i) is hereby added as a new subsection of Section 4(a) of the Certificate, providing as follows:

> Section 4(a)(i) Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment (the "Effective Time"), each 20 shares of the Common Stock issued and outstanding at the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each 20 shares of Pre-Split Common Stock shall become one share of the Common Stock, with any fractional shares of Common Stock resulting being rounded up to the nearest whole share of Common Stock (the "Reverse Stock Split"). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified as a result of the Reverse Stock Split. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

5. The remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

6. This Certificate of Amendment has been duly approved and adopted by the Board of Directors of the Corporation on March 4, 2026, and the actions set forth herein have been approved by the stockholders of the Corporation on June 30, 2025, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:43 PM 04/01/2026
FILED 01:43 PM 04/01/2026
SR 20261524512 - File Number 5925021

7. The foregoing amendment will be effective on April 2, 2026, at 4:00 p.m. Eastern time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 31st day of March, 2026.

By: Sumitaka Yamamoto デジタル署名者：Sumitaka Yamamoto 日付：2026.03.19 14:18:50 +09'00'

Name: Sumitaka Yamamoto
Title: Chief Executive Officer

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